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                                                                    EXHIBIT 99

                              Contact:  Marc Grossman   310-205-4030/
                                                        310-205-4012
                                      Kathy Shepard     310-205-7676
                                      Geoffrey Davis    310-205-4541


                     HILTON TO SPLIT GAMING, LODGING OPERATIONS;

                    NEW GAMING COMPANY TO MERGE WITH GRAND CASINOS


BEVERLY HILLS, Calif., June 30, 1998 -- Hilton Hotels Corporation (NYSE:HLT) announced today that it will separate its gaming and lodging operations, creating a new publicly held gaming company. The separation will be accomplished through a tax free distribution to Hilton shareholders of the shares of the gaming company. Following completion of the distribution, the new gaming company -- the name of which will be determined at a later date -- will merge with the Mississippi gaming operations of Grand Casinos, Inc. (NYSE:GND) in a transaction comprised entirely of the new gaming company stock. The merger will create the world's largest and most diverse casino gaming entity.

     Both transactions are subject to shareholder and regulatory approvals and are expected to be completed by year-end 1998. Hilton plans to obtain a ruling from the Internal Revenue Service that the distribution will not be taxable to Hilton or Hilton shareholders. The Boards of Directors of both Hilton and Grand Casinos have approved the transactions.

     The gaming company merger, which includes only Grand Casinos' three casino operations in Tunica, Gulfport and Biloxi, Mississippi, calls for Hilton shareholders to own approximately 86.4 percent of the new gaming company, with Grand Casinos shareholders owning approximately 13.6 percent. Under the distribution, Hilton shareholders will receive one share of the new gaming company for every share owned in Hilton Hotels Corporation. Pursuant to the merger with the new gaming company, Grand Casinos shareholders will receive shares of the new gaming company determined by an exchange ratio based upon a "valuation factor" for Grand Casinos' Mississippi casino business and for the new gaming company business as described in the attachment to this press release titled "Determination of Exchange Ratio." Grand Casinos shareholders will also receive shares in a newly formed company comprised of Grand Casinos' Native American casino management business and various other assets which Grand Casinos will spin-off tax-free to its shareholders contemporaneously with the merger.


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Split
2-2-2-2

     Total consideration for the Grand Casinos assets acquired by the new gaming company is expected to be approximately $1.2 billion, including assumption of approximately $550 million of Grand Casinos net debt estimated to be outstanding as of December 31, 1998.

     Post-split, and pro forma for the assumption of Grand Casinos' debt, the new gaming company and Hilton Hotels will have relatively equal amounts of net debt. Each company, in its first year of operation, is expected to have a debt-to-EBITDA ratio of less than three times, which is in line with investment grade rated companies in both industries. Current plans call for the new gaming company to refinance Hilton's revolving bank debt and be indebted to Hilton for a portion of its long-term debt in an amount resulting in both companies having approximately the same amount of net debt at year-end 1998.

     "These transactions will create enormous value for our shareholders. The spin-off will facilitate acquisitions by the gaming company, such as the Grand Casinos merger, and thereby allow the gaming company to pursue the value-creating goal of consolidating the gaming industry, while allowing Hilton to realize the full value of our hotel business," said Stephen F. Bollenbach, president and chief executive officer of Hilton Hotels Corporation. "The existing hotel company remains a dedicated lodging company with unmatched assets in an industry environment that is the most favorable in decades, tremendous properties and brand concepts that should continue to see excellent growth for many years to come and a growth strategy focused on acquisitions. Additionally, the new gaming company will be the biggest and most diverse player in an industry where size is extremely important, a company with a leading presence in the best markets and an organization dedicated to growth through strategic development and acquisition," he said.

     Bollenbach will become chairman of the new gaming company, while retaining his positions with Hilton. Arthur M. Goldberg, currently president of Hilton's gaming operations, will become the new gaming company's president and chief executive officer and serve on its Board of Directors. Grand Casinos Chairman Lyle Berman will serve on the new gaming company's Board of Directors, and will be active in the new company. Additionally, current Grand Casinos CEO and president Thomas Brosig will assume responsibility for the new gaming company's emerging market operations, which include Mississippi, Louisiana and the Midwest. Goldberg said that additional management positions and personnel in the gaming company would be announced as the transaction moves closer to completion.

     Following completion of the transactions, Hilton Hotels Corporation will maintain its position as one of the world's foremost lodging companies. The company owns, manages or franchises approximately 260 hotels in the United States, including ownership of some of the world's most renowned properties, such as The Waldorf=Astoria, San Francisco Hilton and Towers, Hilton Hawaiian Village and Palmer House Hilton. Hilton will continue to pursue a strategy of acquiring full-service hotels in markets seeing little new supply, while also franchising its Hilton Garden Inn properties -- with 200 expected to be open or under contract by 2000 -- as well as strengthening its worldwide alliance with Hilton International.


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Split
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     Pro forma 1997 EBITDA for the new gaming company, including the acquired
Grand Casinos properties, was approximately $650 million. As the world's largest gaming company, the new entity in 1999 will have 18 gaming properties with a total of 1.4 million square feet of gaming space and more than 23,000 hotel rooms, and a significant presence in virtually every major U.S. and international gaming market, including Nevada, New Jersey, Mississippi, Louisiana, Missouri, Australia and Uruguay. As a result of the acquisition of Grand Casinos, the new gaming company becomes the leading gaming concern in the Mississippi market, the third-largest -- and fastest-growing -- casino gaming market in the U.S., complementing the company's existing leadership positions in Las Vegas and Atlantic City.

     "The keys to success in the gaming business include having a leading presence and strategic locations in the major gaming markets of Las Vegas, Atlantic City and Mississippi; the ability to cater to a wide range of customers; strong management; a strong balance sheet; significant new projects under development; the ability to grow by adding new casinos to the collection and sheer size," Goldberg said. "Our new company, alone among our competitors, qualifies on all counts."

     He continued: "The size and strength of this new company brings with it several advantages that will help fuel growth and therefore benefit our shareholders. These include an attractive cost of capital; the resources to pursue any and all appropriate worldwide development and acquisition opportunities; and the unique ability to provide products and services catering to the widest possible range of customers, including package customers, conventioneers, free-and-independent travelers and high-end casino customers.

     "The merger with Grand Casinos, a company so ably led by Lyle Berman, brings us an immediate, powerful and high quality presence in the fast-growing Tunica and Gulf Coast markets, enabling us to show a geographic balance of cash flow and a diversity of customer profiles that is unmatched in our industry," Goldberg said.

     "This merger presents an excellent strategic opportunity for Grand Casinos to diversify our operations while aligning our business with one of the most respected and valued organizations in the entertainment and hospitality industry. We believe that combining Grand Casinos' Mississippi operations with Hilton's gaming division will allow both companies' shareholders to realize optimum value from their investments. The combination and resulting size and strength create a superior opportunity for growth for all the shareholders of the new gaming company," Berman said.

     Goldberg added: "With the quality and guest loyalty of these existing properties in the Gulf Coast, coupled with the improvements already made and now in development, we are absolutely confident of our ability to continue showing outstanding growth in Gulfport/Biloxi over the long term. Having great properties in great locations is what is enabling our Las Vegas and Atlantic City operations to continue showing outstanding results."

     "Following the split, Hilton Hotels Corporation remains an entity with a number of distinguishing and valuable characteristics," Bollenbach said.


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Split
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     "The full-service lodging business has been extremely powerful over the last few years, and with this segment of the industry expected to continue showing tremendous growth for at least the next four to five years, we are looking forward to enhancing even further our leadership position in it, and will be aggressively considering growth alternatives to continue creating maximum value for our shareholders," he said.

     "What our hotel business brings to shareholders is the industry's most recognized and respected hotel brand name; the best portfolio of hotel real estate in the United States; a worldwide strategic alliance with a global lodging powerhouse in Hilton International; a strong balance sheet that will allow us to pursue our acquisition strategy; and an experienced, aggressive management team focused on building shareholder value."

                                        # # #

NOTE TO EDITORS:  Video footage of Hilton Gaming properties is available this morning via satellite starting at 8:30 a.m. EST: C BAND; GALAXY 9; TRANSPONDER 2; AUDIO 6.2; 6.8; DOWNLINK FREQUENCY 3740 MEGAHERTZ

NOTE TO MEDIA:    A conference call to discuss this announcement is scheduled for 10:00 a.m. (PST).  DIAL 1-800-777-5216.  See attached
                  memo for further details.


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Split
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                           DETERMINATION OF EXCHANGE RATIO


     Pursuant to the merger with the new gaming company, Grand Casinos shareholders will receive shares of the new company determined by an exchange ratio based upon a "valuation factor" for Grand Casinos' Mississippi casino business and for the gaming company's business as described below. Grand Casinos shareholders will also receive shares in a newly formed company comprised of Grand Casinos' Native American casino management business and various other assets, which Grand Casinos will spin-off to its shareholders contemporaneously with the merger.

     The valuation factor used for each company is based on a notional enterprise value ($1.2 billion for Grand Casinos and approximately $6.025 billion for the new gaming company) minus, in each case, estimated debt as of the closing date ("net equity value"). "Debt" is defined to include indebtedness for money borrowed, increases in net working capital (excluding certain items) from year-end 1997 levels, and certain unfunded budgeted capital expenditures for projects currently underway. The actual number of gaming company shares issuable to Grand Casinos shareholders will be determined by the relationship between the relative net equity values of the two companies at closing (with further adjustments in the event of increases in the outstanding shares of the companies, other than as a result of option exercises or conversion of Hilton preferred stock). By way of illustration, if at closing Grand Casinos' net debt is $550 million and the new gaming company's debt (pro forma for 1999 Paris development spending) is $1.9 billion, Grand Casinos shareholders would receive .973 gaming company shares for each Grand Casinos share, representing approximately 13.6% of the combined company.

     The downward adjustment in the number of gaming company shares issuable to Grand Casinos shareholders is limited, and no further downward adjustment will be made if Grand Casinos' net equity value at closing drops below $617.6 million. In the event Grand Casinos' net equity value is $617.6 million or less and the gaming company's net equity value remains consistent with the assumptions made in establishing the exchange ratio, Grand Casinos shareholders would receive approximately 13% of the combined company. In the event that the net equity value of Grand Casinos is less than $585.1 million, the new gaming company may terminate the merger agreement.